Exhibit (10.7)

ECOLAB SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(As Amended and Restated Effective as of January 1, 2022)

WHEREAS, the Company previously established the Ecolab Supplemental Executive Retirement Plan (the “Plan”) to provide additional retirement benefits in consideration of services performed and to be performed by certain participants for the Company and certain related corporations; and

WHEREAS, the Plan was amended and restated in its entirety, effective as of January 1, 2014, and

WHEREAS, the Plan, as so amended and restated, was further amended by Amendment No. 1, adopted May 6, 2015, and Amendment No. 2, adopted December 2, 2020; and

WHEREAS, the Company wishes to restate the Plan in its entirety to incorporate Amendments No. 1 and 2 and to make certain additional changes;

NOW, THEREFORE, pursuant to Section 1.3 of the Plan and Section 5.1 of the Ecolab Inc. Administrative Document for Non-Qualified Benefit Plans, the Company hereby amends and restates the Plan in its entirety, effective as of January 1, 2022, to read as follows:

Article I
PREFACE
Section 1.1 Effective Date.
(a)The effective date of this amended and restated Plan is January 1, 2014.
(b)The benefit, if any, payable with respect to a former Executive who Retired or died prior to January 1, 2022 (and who is not rehired by a member of the Controlled Group thereafter) shall be determined by, and paid in accordance with, the terms and provisions of the Plan as in effect prior to January 1, 2022, subject to Sections 1.4 and 3.3(b)(iii). Notwithstanding any provision of the Plan to the contrary, an Executive’s SERP Benefit (which was temporarily frozen from December 31, 2004 through December 31, 2008) shall be retroactively adjusted on January 1, 2009 to reflect the benefit that would have been accrued by the Executive under the Plan, in accordance with Section 3.2, during the period commencing on January 1, 2005 and ending on the earlier of December 31, 2008 or the date on which the Executive terminated his services with the Employers as an employee.
Section 1.2 Purpose of the Plan. The purpose of this Plan is to provide additional retirement benefits for certain management and highly compensated employees of the Company who perform management and professional functions for the Company and certain related entities.
Section 1.3 Administrative Document. This Plan includes the Ecolab Inc. Administrative Document for Non-Qualified Benefit Plans (the “Administrative Document”), which is incorporated herein by reference.

Section 1.4 Section 409A.
(a)To the extent applicable, it is intended that the Plan (including all Amendments thereto) comply with the provisions of Code Section 409A, so as to prevent the inclusion in gross income of any amount of SERP Benefit accrued hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise be actually distributed or made available to the Executives. The Plan shall be administered in a manner that will comply with Code Section 409A, including regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto (the “409A Guidance”). All Plan provisions shall be interpreted in a manner consistent with the 409A Guidance.
(b)The Administrator shall not take any action hereunder that would violate any provision of Code Section 409A. The Administrator is authorized to adopt rules or regulations deemed necessary or appropriate in connection with the 409A Guidance to anticipate and/or comply with the requirements thereof (including any transition or grandfather rules thereunder).
(c)Notwithstanding any provision of the Plan, any Grandfathered SERP Benefits (including any Pre-Retirement SERP Benefits attributable thereto) shall continue to be governed by the law applicable to nonqualified deferred compensation prior to the addition of Section 409A to the Code and shall be subject to the terms and conditions specified in the Plan as in effect prior to January 1, 2005, except as otherwise provided herein. Notwithstanding any provision of the Plan to the contrary, neither the Company nor the Administrator guarantee to any Executive or Death Beneficiary any specific tax consequences of participation in or entitlement to or receipt of benefits from, the Plan, and each Executive or the Executive’s Death Beneficiary shall be solely responsible for payment of any taxes or penalties incurred in connection with his participation in the Plan.
Article II
DEFINITIONS

Words and phrases used herein with initial capital letters which are defined in the Pension Plan or the Administrative Document are used herein as so defined, unless otherwise specifically defined herein or the context clearly indicates otherwise. The following words and phrases when used in this Plan with initial capital letters shall have the following respective meanings, unless the context clearly indicates otherwise:

Section 2.1 “Actuarial Equivalent” or “Actuarially Equivalent.” A benefit is the “Actuarial Equivalent” of another benefit if, on the basis of Actuarial Factors, the present values of such benefits are equal.
Section 2.2 “Actuarial Factors” shall mean the actuarial assumptions set forth in Exhibit A which is attached to and forms a part of this Plan.
Section 2.3 “Cash Balance Participant” shall mean an Executive for whom a Retirement Account is maintained under the Pension Plan.

Section 2.4 “Death Beneficiary.”

The term “Death Beneficiary” shall mean the beneficiary designated under this Plan and the Mirror Pension Plan. The designation of a Death Beneficiary shall be made in accordance with the Administrative Document; provided that if the Executive is married on the date of his death and has been married to such spouse throughout the one-year period ending on the date of his death, his designation of a Death Beneficiary other than, or in addition to, his spouse under the Plan shall not be effective unless such spouse has consented in writing to such designation.

Section 2.5 “Disability” or “Disabled” shall mean any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Executive to be unable to perform the duties of his position of employment or any substantially similar position of employment.
Section 2.6 “Executive” shall mean an Employee who is an elected corporate officer of an Employer and who is selected by the Administrator to participate in the Plan or such other Employee who is selected by the Chief Executive Officer of the Company to participate in the Plan.
Section 2.7 “Final Average Compensation” shall mean the average of an Executive’s Annual Compensation (as defined in the Administrative Document but as modified by the next sentence) for the five (5) consecutive Plan Years of employment with the Employers preceding the date on which the Executive terminated his services with all Employers as an employee or death (including the year in which the Executive so terminated his service or death) which yields the highest average compensation. Notwithstanding the foregoing, for purposes of calculating the Final Annual Compensation of a Disabled Executive, the rules applicable for determining the Final Annual Compensation for persons who accrue benefits under the Final Average Compensation formula specified in Section 4.6 of the Pension Plan shall apply. If an Executive has been employed by the Employers for a period of less than five (5) Plan Years preceding the date on which the Executive terminated his services with all Employers or death, Final Average Compensation shall be calculated using the Executive’s total period of employment with the Employers (calculated using complete months of employment).
Section 2.8 “Grandfathered SERP Benefit” shall mean the portion of an Executive’s SERP Benefit that is deemed to have been deferred (within the meaning of the 409A Guidance) under the Plan before January 1, 2005 and that is equal to the present value as of December 31, 2004 of the vested SERP Benefit to which the Executive would be entitled under the Plan, as in effect on October 3, 2004, if the Executive voluntarily terminated employment with the Controlled Group without cause on December 31, 2004 and received a payment, on the earliest possible date allowed under the Plan, of his SERP Benefit in the form with the maximum value. A Grandfathered SERP Benefit shall be increased in subsequent years to equal the present value of the benefit the Executive actually becomes entitled to receive, in the form and at the time actually paid, determined under the terms of the Plan as in effect on October 3, 2004, without regard to any services rendered or Compensation increases applicable after December 31, 2004.

Section 2.9 “Mirror Pension Benefit” shall mean one-twelfth (l/12th) of the annual total benefit payable to an Executive under the Ecolab Mirror Pension Plan calculated on a single life annuity basis commencing at age 65, as determined by the Administrator.
Section 2.10 “Non-Grandfathered SERP Benefit” shall mean any SERP Benefit that is not a Grandfathered SERP Benefit.
Section 2.11 “Pension Benefit” shall mean one-twelfth (1/12th) of the annual total pensions paid or payable to the Executive under any pension plan (other than the Ecolab Savings Plan, as such plan may be amended from time to time) sponsored by a member of the Controlled Group which satisfies the qualification requirements of the Code calculated on a single life annuity basis commencing at age 65, as determined by the Administrator including (a) projected payments from any former pension plan or former profit sharing plan which reduces the pension payable under the Pension Plan, or (b) payments of Retirement Account benefits under the Pension Plan.
Section 2.12 “Plan” shall mean this Ecolab Supplemental Executive Retirement Plan, as it may be amended from time to time.
Section 2.13 “Primary Insurance Amount” shall mean the monthly primary social security benefit to which the Executive will be entitled at age 65, determined in accordance with Exhibit B which is attached to and forms a part of this Plan.
Section 2.14 “Retirement” or “Retired.” The Retirement of an Executive shall occur upon his termination of employment for any reason other than death or Disability on or after (1) his attainment of age 55 and the completion of at least 10 Years of Eligibility Service, or (2) his attainment of age 65. For purposes of determining Retirement under this Plan, the employment of a Disabled Executive shall be deemed to have terminated “for reasons other than Disability” twelve months after the Executive becomes Disabled, provided he does not resume active employment with the Controlled Group before such date.
Section 2.15 “Savings Plan Benefit” shall mean the benefit payable to the Executive calculated as of July 1, 1994 in accordance with Exhibit C which is attached to and forms a part of this Plan.
Section 2.16 “Separation from Service” or to “Separate from Service” shall mean any termination of employment with the Controlled Group as defined in the Administrative Document.
Section 2.17 “SERP Benefit” shall mean the retirement benefit determined under Article III.
Section 2.18 “SERP Pre-Retirement Benefit” shall mean the pre-retirement benefit determined under Article IV.
Section 2.19 “Specified Employee” shall mean “Specified Employee” as defined in the Administrative Document.

Section 2.20 “Year of Benefit Service.”
(a)An Executive shall be credited with one Year of Benefit Service for each year of “Credited Service” (or such other defined term which is used to determine service for benefit accrual purposes) as defined by and credited to the Executive under the Pension Plan. Notwithstanding the foregoing, for purposes of calculating Years of Benefit Service for a Cash Balance Participant, the rules applicable for determining Credited Service under the Pension Plan for persons who accrue benefits under the Final Average Compensation formula specified in Article 4 of the Pension Plan shall apply.
(b)A Disabled Executive shall continue to accrue Years of Benefit Service during the period of twelve months following the date on which he becomes Disabled for purposes of determining the amount of his SERP Benefit hereunder.
(c)In no event shall an Executive’s Years of Benefit Service under the Plan exceed thirty (30) years.
Section 2.21 “Year of Eligibility Service.”
(a)An Executive shall be credited with one Year of Eligibility Service for each year of “Continuous Service” (or such other defined term which is used to determine service for vesting purposes) as defined by and credited to the Executive under the Pension Plan.
(b)A Disabled Executive shall continue to accrue Years of Eligibility Service during the first twelve months of his Disability for purposes of determining his vested interest in of his SERP Benefit hereunder.
Section 2.22 “Year of Past Service Credit” means the excess, if any, of the thirty (30) Years of Benefit Service required to earn the maximum SERP Benefit hereunder over the number of Years of Benefit Service it would be possible for the Executive to accumulate by his attainment of age 65 or, if later, the date of his Retirement.
Article III
SERP BENEFITS
Section 3.1 Participation.
(a)Commencement of Participation. Any Employee who as of the Effective Date is a participant in the Plan, shall continue to participate, subject to Subsection (b). Any other Employee shall become a participant in the Plan as of the first date on or after the Effective Date on which he is an Executive.
(b)Termination of Participation. An Executive shall cease to be a participant in the Plan on the earliest to occur of (a) the date the Executive ceases to be employed by the Controlled Group or dies before becoming vested in his SERP Benefit, or (b) the date on which the Executive’s SERP Benefit is distributed from the Plan.

Section 3.2 Amount of SERP Benefits. Each vested Executive shall, upon termination of employment (Separation from Service with respect to the Non-Grandfathered SERP Benefit), be entitled to a SERP Benefit which shall be determined as hereinafter provided.
(a)The SERP Benefit shall be a monthly retirement benefit payable in the form of a fifteen-year (15) certain benefit commencing upon the Executive’s attainment of age 65 equal to the sum of (a) and (b), where:
(1) =

one-twelfth (1/12th) of the Executive’s Final Average Compensation, multiplied by two percent (2%) for each of the Executive’s Years of Benefit Service (up to a maximum of thirty (30)), reduced by (i) the Pension Benefit, (ii) the Mirror Pension Benefit, (iii) fifty percent (50%) of the Primary Insurance Amount, and (iv) the Savings Plan Benefit; and

(2) =

the difference between (i) one-twelfth (1/12th) of the Executive’s Final Average Compensation, and (ii) one-twelfth (1/12th) of the Executive’s Annual Compensation for the Plan Year in which the Executive commenced employment with the Controlled Group, such difference multiplied by one percent (1%) for each of the Executive’s Years of Past Service Credit (if any).

(b)For purposes of Subsection (a)(2)(ii), if the Executive was not an Employee for the entire Plan Year, his Annual Compensation for such Plan Year shall be annualized based on the number of days employed by the Controlled Group out of a Plan Year of 365 days.
(c)Notwithstanding anything in this Section 3.2 to the contrary, in no event will any Executive’s SERP Benefit be less than such Executive’s Grandfathered SERP Benefit.
(d)Notwithstanding the foregoing provisions of this Section 3.2, the SERP Benefit shall be frozen as of December 31, 2020. In connection with the freezing of benefit accruals under the SERP as of December 31, 2020, in applying the formula in Section 3.2(a), an Executive’s Final Average Compensation, Years of Benefit Service, Pension Benefit, Mirror Pension Benefit, Primary Insurance Amount and Savings Plan Benefit will each be determined as of December 31, 2020 (or if earlier, as of the Executive’s termination of employment (Separation from Service with respect to the Non-Grandfathered SERP Benefit)).
Section 3.3 Time of Payment.
(a)Grandfathered SERP Benefit. The provisions of this Section 3.3(1) shall apply solely with respect to the portion of an Executive’s SERP Benefit that is a Grandfathered SERP Benefit. Payment of any portion of an Executive’s SERP Benefit that is a Non-Grandfathered SERP Benefit shall be made in accordance with Section 3.3(b).
(i)	In General. An Executive’s SERP Benefit shall be paid or commence to be paid within ninety (90) days after the later of the date the Executive attains age 65 or the date of the Executive’s Retirement. Notwithstanding the foregoing, if payment at such time is prevented due to reasons outside of the Administrator’s control, the SERP Benefits shall commence to be paid as soon as practicable after the end of such ninety (90)-day period, and the first payment hereunder shall include any SERP Benefits not paid as a result of the delay in payment.
(ii)	Early Commencement. Notwithstanding the provisions of Subsection (a)(i) of this Section, upon the written request of the Executive (on a form prescribed by the Administrator) which is filed with the Administrator prior to the Executive’s termination of employment with the Controlled Group because of involuntary termination, death or Disability or at least one (1) year prior to the Executive’s voluntary Retirement, the Administrator may, in its complete and sole discretion, commence payment of the SERP Benefits to the Executive at a specified date which is after the Executive’s Retirement but prior to the Executive’s attainment of age 65; provided, however, that the amount of the SERP Benefit shall be reduced by one/two hundred and eightieth (1/280th) for each month that the date of the commencement of the SERP Benefits precedes the date on which the Executive will attain age 62.
(b)Non-Grandfathered SERP Benefits. The provisions of this Section 3.3(b) shall apply solely with respect to the portion of an Executive’s vested SERP Benefit that is a Non-Grandfathered SERP Benefit. Payment of any portion of an Executive’s SERP Benefit that is a Grandfathered SERP Benefit shall be made in accordance with Section 3.3(a).
(i)	In General. Except as provided in subsection (ii), an Executive’s vested Non-Grandfathered SERP Benefit shall be paid or commence to be paid on the first day of the third month following the month in which occurs the later of the date on which the Executive (i) attains age 55 or (ii) Separates from Service, subject to Section 3.3(b)(iv), and Section 3.4(b)(iv) (as applicable). The amount of any such SERP Benefit paid before the Executive’s attainment of age 65 shall be reduced by one/two hundred and eightieth (l/280th) for each month that the date of the commencement of the SERP Benefits precedes the date on which the Executive will attain age 62.
(ii)	Cash Balance Participant. A Cash Balance Participant’s Non-Grandfathered SERP Benefit shall be paid or commence to be paid on the first day of the third month following the month in which the Executive Separates from Service, subject to Section 3.3(b)(iv) and Section 3.4(b)(iv) (as applicable).
(iii)	Certain Transition Distributions to Terminated Executives.
(1)	An Executive who Separated from Service after December 31, 2004 and before December 31, 2008 and has commenced payments of his Grandfathered SERP Benefits at any time before December 31, 2008, shall receive his Non-Grandfathered SERP Benefit (if any), for which the Executive’s SERP Benefit is retroactively adjusted pursuant to Section 1.1 on January 1, 2009, in the same form and at the same time as the Executive’s Grandfathered benefit, subject to Section 3.3(b)(iv). Notwithstanding the foregoing, a Cash Balance Participant’s Non-Grandfathered SERP Benefit shall be paid on March 1, 2009, subject to Section 3.3(b)(iv).
(2)	An Executive who Separated from Service after December 31, 2004 and before December 31, 2008 and has not before December 31, 2008 commenced payments of his Non-Grandfathered SERP Benefit, shall receive his Non-Grandfathered SERP Benefit, for which the Executive’s SERP Benefit is retroactively adjusted pursuant to Section 1.2 on January 1, 2009, in a single lump sum on March 1, 2009.
(iv)	Payment Delay for Specified Employees. Notwithstanding any provision of the Plan, payments to a Specified Employee shall be made or commence on the first day of the month coincident with or immediately following the latest of (i) the date specified in Section 3.3(b)(i), (iii) or (iii), (ii) the date specified in Section 3.4(b)(iv)(1), if the Executive made an election pursuant to such section, or (iii) the date that is six (6) months after the Specified Employee’s Separation From Service; provided, however, that if the Executive dies before the date specified in (i), (ii) or (iii), the Executive’s benefit shall be paid or commence on the date specified in Section 4.2. The first payment made to the Specified Employee following the six (6)-month delay shall include any SERP Benefit payments that were not made as a result of the delay in payment pursuant to this paragraph (d), with interest at an annual rate of five percent (5%) compounded annually. Notwithstanding the foregoing, this paragraph (d) shall not apply to any Executive if on the date of his Separation from Service, the stock of the Company and Controlled Group members is not publicly traded on an established securities market (within the meaning of the 409A Guidance).
(v)	Actuarial Adjustment for Delay on Account of Election Under Section 3.4(b)(iv)(1). If an Executive’s election under Section 3.4(b)(iv)(1) delays the commencement of benefits beyond the later of the Executive’s Separation from Service or the date on which the Executive attains age 62, then such benefit will be actuarially increased using the Actuarial Factors for lump sum calculations, as in effect on the date the benefit payments were originally scheduled to be paid or commenced to be paid, provided, however, in no event will the interest rate exceed seven and one-half percent (7½%).

Section 3.4 Form of Payment.
(a)Grandfathered SERP Benefit. The provisions of this Section 3.4(a) shall apply solely with respect to the portion of an Executive’s SERP Benefit that is a Grandfathered SERP Benefit.
(i)	In General. An Executive who does not want his SERP Benefit to be paid in the form of the fifteen (15)-year certain benefit described in Section 3.2 may elect to receive his SERP Benefit in any of the optional forms of benefit payment which are permitted under the Pension Plan. Any such optional form of benefit shall be the Actuarial Equivalent of the SERP Benefit payable to the Executive in the form specified in Section 3.2.
(ii)	Lump Sum Payment.
(1)	Notwithstanding the provisions of Subsection (a)(i) of this Section, an Executive may elect to receive the SERP Benefit in the form of a single lump sum payment.
(2)	The lump sum payment described in paragraph (b)(i) of this Subsection shall be calculated by converting the Executive’s SERP Benefit (calculated in accordance with the provisions of Section 3.2) at the time of the commencement of such Benefit into a lump sum amount of equivalent actuarial value when computed using the Actuarial Factors specified in Exhibit A for this purpose, and then applying the ten percent (10%) reduction, if applicable, provided for in Subsection (iii) of this Section.
(3)	Notwithstanding any provision of the Plan to the contrary, in the event the equivalent actuarial value of the Executive’s SERP Benefit, when computed using the Actuarial Factors specified in Exhibit A for this purpose, does not exceed $25,000, such Benefit shall be paid in the form of a single lump sum payment.
(iii)	Form/Timing of Election. Any election of an optional form of benefit must be in writing (on a form provided by the Administrator) and filed with the Administrator prior to the Executive’s termination of employment with the Controlled Group because of involuntary termination, death or Disability or at least one (1) year prior to the Executive’s voluntary Retirement. Any such election may be changed at any time and from time to time without the consent of any existing Death Beneficiary or any other person (except as described in Section 2.4), by filing a later signed written election with the Administrator; provided that any election made less than one (1) year prior to the Executive’s voluntary Retirement shall not be valid, and in such case, payment shall be made in accordance with the latest valid election of the Executive. Notwithstanding the foregoing, an Executive shall be permitted to make an election to receive his SERP

Benefit in the form of a lump sum payment within the one (1) year period prior to his voluntary termination if (and only if) the amount of the SERP Benefit payable to the Executive is reduced by ten percent (10%).
(b)Non-Grandfathered SERP Benefits. The provisions of this Section 3.4(b) shall apply solely with respect to the portion of an Executive’s SERP Benefit that is a Non-Grandfathered SERP Benefit.
(i)	Normal Payment Form. Unless an Executive makes an election pursuant to Section 3.4(b)(ii) or (v), the Executive’s Non-Grandfathered SERP Benefit will be paid to the Executive in the form of annual installment payments payable over a period often (10) years, the amount of which is Actuarially Equivalent to the SERP Benefit calculated under Section 3.2.
(ii)	Optional Forms of Benefit. In lieu of the normal form of payment, an Executive may make or change an election to receive his Non-Grandfathered SERP Benefit in one of the following Actuarially Equivalent optional forms of benefit:
(1)	A single life annuity payable monthly to the Executive during the Executive’s life and ending on the date of the Executive’s death.
(2)	A reduced joint and survivor annuity payable monthly to the Executive during the Executive’s life, and after the Executive’s death, payable monthly to the Executive’s spouse who survives the Executive in the amount equal to fifty percent (50%), seventy-five percent (75%) or one hundred percent (100%) (as the Executive elects) of such reduced lifetime monthly amount.
(3)	A reduced life and period certain annuity payable monthly to the Executive during the Executive’s life, with payment thereof guaranteed to be made for a period of five (5) or ten (10) years, as elected by the Executive, and, in the event of the Executive’s death before the end of such five (5)- or ten (10)- year period, payable in the same reduced amount for the remainder of such five (5)- or ten (10)-year period, to the Death Beneficiary designated by the Executive.
(4)	Annual installment payments payable to the Executive over a period of five (5) or ten (10) years, as elected by the Executive.
(5)	A single lump sum payment.
(iii)	Mandatory Lump Sum. Notwithstanding any provision of the Plan to the contrary, in the event that the present value of the Executive’s Non-Grandfathered SERP Benefit does not exceed $25,000 at the time of distribution, such Non-Grandfathered SERP Benefit shall be paid in the form of a single lump sum payment on the date of distribution determined under Section 3.3(b).
(iv)	Election of Optional Form of Payment. An election of an optional form of payment must be in writing (on a form provided by the Administrator) and must satisfy the following requirements:
(1)	Except as provided in Section 3.4(b)(v), if an Executive wishes to elect an optional form of payment under Section 3.4(b)(iii) above (other than the normal form of payment) or wishes to change his election made under Section 3.4(b)(v) (other than an election change described in Section 3.4(b)(iv)(2)), the election will be considered made when it becomes irrevocable, which occurs when a properly completed form is received and accepted by the Administrator (but not later than fifteen (15) days following receipt), subject to the following:
(A)	the election may not take effect until at least twelve (12) months after the date on which the election is made;
(B)	the election must be made not less than twelve (12) months before the date the payment is scheduled to be paid; and
(C)	the payment (except in the case of death) pursuant to an election made under this Section 3.4(b)(iv)(1) shall be made or commence on the first day of the month coincident with or immediately following the fifth anniversary of the date the payment was otherwise scheduled to be paid (or for annuity or installment payments treated as a single payment, the date the first amount was otherwise scheduled to be paid).
(2)	An Executive who elected, pursuant to Section 3.4(b)(iv)(1) or 3.4(b)(v), a life annuity form of payment (within the meaning of the 409A Guidance) described in Section 3.4(b)(ii)(1), (2) or (3), may, at any time before the date of the first payment under the annuity, change that annuity form of payment to an Actuarially Equivalent life annuity form of payment, provided the commencement date for such annuity, as specified in, respectively, Section 3.4(b)(iv)(1) or Section 3.4(b)(v), remains unchanged.
(v)	Transition Elections. Notwithstanding any provision of the Plan, any Executive who is an active employee of the Company or a member of the Controlled Group during the election period designated by the Administrator, ending no later than December 31, 2008, may make an election to receive his Non-Grandfathered SERP Benefit in one of the optional forms specified in Section 3.4(b)(ii), commencing on the date specified in Section 3.3(b)(i) or(ii) (as applicable); provided, however, that such election shall not apply if the Executive Separates from Service on or before December 31, 2008 and is subject to the provision of Section 3.3(b)(iii). The transition election must be made in writing, on a form provided by the Administrator and filed with the Administrator within the designated transition election period. The transition election made pursuant to this paragraph (v) may not cause any amount to be paid in 2008 if not otherwise payable and may not delay payment of any amount that is otherwise payable in 2008.
(vi)	Coordination of Payment Elections with Mirror Pension Plan. If an Executive is also a participant in the Mirror Pension Plan, the Executive’s Non-Grandfathered Mirror Pension Benefit and the Non-Grandfathered SERP Benefit will be paid in the same form and at the same time. If an Executive makes an election of an optional payment form pursuant to Section 3.4(b)(ii) of the Plan or Section 3.3(b)(ii) of the Mirror Pension Plan, the most recent election made under either this Plan or the Mirror Pension Plan that has become effective will govern the form and time of payment under the Plan. In the event of conflicting elections made simultaneously under this Plan and the Mirror Pension Plan, the election filed under this Plan shall govern. Notwithstanding the foregoing, no election made under the Mirror Pension Plan shall apply to the Non-Grandfathered SERP Benefit unless the election satisfies the requirements of Section 3.4(b)(iv).
Section 3.5 Death After Commencement of Non-Grandfathered SERP Benefits. If an Executive dies after commencing payment of his Non-Grandfathered SERP Benefit under the Plan but before his entire Non-Grandfathered SERP Benefit is distributed, payments to the Executive’s Death Beneficiary (if any) will be made (a) in accordance with the elected optional form of payment described in Section 3.4(2)(b)(ii) or (iii) (if elected), or (b) ninety (90) days after the Executive’s death in the form of a single lump sum, calculated using the Actuarial Factors in effect on the date of distribution, if the Executive elected one of the optional forms of payment described in Section 3.4(b)(iv) or (v).
Section 3.6 Adjustment to Annual Installment Payments Commencing Prior to January 1, 2011. If payment of an Executive’s Non-Grandfathered SERP Benefit commenced after January 1, 2005 but prior to January 1, 2011 in the form of annual installment payments over a period of five (5) or ten (10) years, then
(a)The Executive’s annual installment payments will be recalculated as of the original payment commencement date using the Plan’s Actuarial Factors for lump sum calculations and any increase in the amount of each such installment will be paid as follows:
(i)	The increase in the annual installments that were payable prior to January 1, 2011 will be paid in a single lump sum amount during the calendar quarter beginning January 1, 2011 and ending March 31, 2011; and

(ii)	Each annual installment due on or after January 1, 2011 will be adjusted to include the increase resulting from the recalculation.
Article IV
SERP PRE-RETIREMENT BENEFITS
Section 4.1 Eligibility. The Death Beneficiary of an Executive who dies after becoming vested in his SERP Benefits (including the Death Beneficiary of an Executive who dies while he is Disabled) but prior to commencing to receive SERP Benefits hereunder shall be entitled to receive the SERP Pre-Retirement Benefits described in Section 4.2 in lieu of any other benefits described in the Plan.
Section 4.2 Amount, Form and Timing of SERP Pre-Retirement Benefits.
(a)Grandfathered SERP Benefit. A Death Beneficiary who is eligible for a SERP Pre-Retirement Benefit hereunder shall receive the portion of such SERP Pre-Retirement Benefit that is based on the Executive’s Grandfathered SERP Benefit in accordance with this Subsection (a). The SERP Pre-Retirement Benefit that is based on the Executive’s Grandfathered SERP Benefit shall be calculated in accordance with, and payable at the same time and (except as provided in Section 3.4(a)(ii)) in the same manner as, the pre-retirement death benefits and (if applicable) the optional death benefits described in the Pension Plan, as determined by the Administrator. Notwithstanding the foregoing, the Death Beneficiary of a Cash Balance Participant who is eligible for a SERP Pre-Retirement Benefit, shall receive such Benefit in the form of a lump sum payment.
(b)Non-Grandfathered SERP Benefit. A Death Beneficiary who is eligible for a SERP Pre-Retirement Benefit hereunder shall receive the portion of such SERP Pre-Retirement Benefit that is based on the Executive’s vested Non-Grandfathered SERP Benefit as follows.
(i)	If an Executive (i) is not married on the date of his death, (ii) has been married for less than one year prior to his death and designates a Death Beneficiary other than his spouse, or (iii) has been married for at least one year prior to his death and the Executive’s spouse consents to the Executive’s designation of a Death Beneficiary other than the spouse, the Executive’s Death Beneficiary shall receive his benefit in an amount Actuarially Equivalent to the survivor benefit determined as if the Executive had Separated from Service on the earlier of the date of his actual Separation from Service or the date of his death, elected to receive his Non-Grandfathered SERP Benefit in the form of a monthly life annuity with (A) a five (5)-year certain survivor benefit if the Executive had Separated from Service before attaining age 55, or (B) a ten (10)-year certain survivor benefit, if the Executive had attained age 55 while an Employee, had survived to age 55 and had died immediately following his payment commencement date. The Non-Grandfathered SERP Pre-Retirement Benefit shall be paid in the form of an Actuarially Equivalent single lump sum payment on the first day of the third (3rd) month after the later of the date on which the Executive would have attained age 55 or the date of the Executive’s death.
(ii)	If an Executive who dies after becoming vested in his SERP Benefit is married on the date of his death and paragraph (a) does not apply to him, then the Executive’s surviving spouse shall receive the SERP Pre-Retirement Benefit as follows:
(1)	If the Executive had Separated from Service before attaining age 55, the Executive’s spouse shall receive a reduced annuity payable monthly to the Executive’s spouse during his life, commencing on the first day of the third (3rd) month following the later of the date on which the Executive would have attained age 55 or the date of the Executive’s death and ending on the date of the Executive’s spouse’s death, calculated as if the Executive had Separated from Service on the earlier of the date of the Executive’s death or actual Separation from Service, elected a joint and fifty percent (50%) survivor annuity form of payment described in Section 3.4(b)(ii)(2), survived to age 55 and died on the date following the payment commencement date.
(2)	If the Executive had attained age 55 while an Employee, the Executive’s spouse shall receive a reduced annuity payable monthly to the Executive’s spouse during his life, commencing on the first (1st) day of the of the third (3rd) month after the date of the Executive’s death, calculated as if the Executive had died immediately after commencing payments in the form of an immediate joint and one hundred percent (100%) survivor annuity form of payment described in Section 3.4(b)(ii)(2).
(iii)	Notwithstanding the foregoing, (i) if the SERP Pre-Retirement Benefit under this Subsection (b) is payable to a Cash-Balance Participant, such benefit will be distributed to the Executive’s Death Beneficiary in the form of an Actuarially Equivalent single lump sum ninety (90) days after the Executive’s death, and (ii) if the present value of the SERP Pre-Retirement Benefit under this Subsection (b) payable to any Executive not described in (i) does not exceed $25,000, such benefit will be distributed to the Executive’s Death Beneficiary in the form of an Actuarially Equivalent single lump sum on the first day of the third month following the later of the date on which the Executive would have attained age 55 of the date of the Executive’s death.

Article V
VESTING
Section 5.1 Vesting.
(a)In General. Except as provided in Subsections (b) and (c) of this Section, an Executive shall become vested in the SERP Benefits upon (i) his attainment of age 65 while in the employ of the Controlled Group, (ii) his attainment of age 55 while in the employ of the Controlled Group and his completion of ten (10) Years of Eligibility Service, or (iii) his attainment of age 55 during the first(1st) twelve (12)-month period of his Disability and his completion of ten (10) Years of Eligibility Service.
(b)Forfeiture Provision.
(i)	Notwithstanding the provisions of Subsection (a) hereof, but subject to the requirements of paragraph (ii) of this Subsection, the Employers shall be relieved of any obligation to pay or provide any future SERP Benefits or SERP Pre-Retirement Benefits under this Plan and shall be entitled to recover amounts already distributed if, without the written consent of the Company, the Executive, whether before or after termination with the Controlled Group (i) participates in dishonesty, fraud, misrepresentation, embezzlement or deliberate injury or attempted injury, in each case related to the Company or a Controlled Group member, (ii) commits any unlawful or criminal activity of a serious nature, (iii) commits any intentional and deliberate breach of a duty or duties that, individually or in the aggregate, are material in relation to the Executive’s overall duties or (iv) materially breaches any confidentiality or noncompete agreement entered into with the Company or a Controlled Group member. The Employers shall have the burden of proving by a preponderance of the evidence that one of the foregoing events has occurred.
(ii)	Notwithstanding the foregoing, an Executive shall not forfeit any portion of his SERP Benefits or SERP Pre-Retirement Benefits under paragraph (a) of this Subsection unless (i) the Executive receives reasonable notice in writing setting forth the grounds for the forfeiture, (ii) if requested by the Executive, the Executive (and/or the Executive’s counsel or other representative) is granted a hearing before the full Board of Directors of the Company (the “Board”) and (iii) a majority of the members of the full Board determine that the Executive violated one or more of the provisions of paragraph (a) of this Subsection.
(c)Acceleration of Vesting. Notwithstanding the provisions of Subsection (a) hereof, the SERP Benefits of the Executives (a) who are employed by the Controlled Group on the date of a Change in Control or (b) whose employment with the Company was terminated prior to a Change in Control but the Executive reasonably demonstrates that the termination occurred at the request of a third party who has taken steps reasonably calculated to effect the Change in

Control, shall become immediately one hundred percent (100%) vested upon the occurrence of such Change in Control.
(d)Vesting Service After December 31, 2020. Notwithstanding Section 3.2(d) concerning the freeze of benefit accruals after December 31, 2020, an Executive is eligible to accrue Years of Eligibility Service and attain age 55 while in the employ of the Controlled Group for continued employment after December 31, 2020.
(e)Accelerated Vesting. Notwithstanding Section 5.1(a), but subject to the forfeiture provisions of Section 5.1(b), an Executive who is participating in the Plan on January 1, 2015, who has attained age 58 as of January 1, 2015, and terminates employment on or after January 1, 2017, shall become vested in his or her SERP Benefits as of January 1, 2017, provided he or she remains employed by a member of the Controlled Group through such date.
Article VI
MISCELLANEOUS
Section 6.1 Effect of Amendment and Termination. The Plan may be amended or terminated at any time in accordance with the Administrative Document. Notwithstanding any provision of the Plan (including the Administrative Document) to the contrary, no amendment or termination of the Plan shall, without the consent of the Executive (or, in the case of his death, his Death Beneficiary), reduce the vested SERP Benefit or vested SERP Pre-Retirement Benefit under the Plan of any Executive or Death Beneficiary as such Benefit exists on the date of such amendment or termination; provided, however, that this limitation shall not apply to the extent deemed necessary by the Company to comply with the requirements of the 409A Guidance.
Section 6.2 Protective Provisions. Notwithstanding any provision of the Plan to the contrary, if an Executive commits suicide during the two-year period beginning on the date of his commencement of participation in the Plan or makes any material misstatement or nondisclosure of medical history, then, in the Administrator’s sole and absolute discretion, no SERP Benefits or SERP Pre-Retirement Benefits shall be payable hereunder or such Benefits may be paid in a reduced amount (as determined by the Administrator).
Section 6.3 Limitation on Payments and Benefits. Notwithstanding any provision of this Plan to the contrary, if any amount or benefit to be paid or provided under this Plan or any other plan or agreement between the Executive and a Controlled Group member would be an “Excess Parachute Payment,” within the meaning of Code Section 280G, or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided under this Plan shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided to the Executive, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Code Section 4999, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). If requested by the Executive or the Company, the determination of whether any reduction in such payments or benefits to be provided under this Plan or otherwise is required pursuant to the preceding sentence shall be made by the Company’s independent accountants, at the expense of the Company, and the determination of the Company’s independent accountants shall be final and binding on all persons. The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 6.3 shall not of itself limit or otherwise affect any other rights of the Executive pursuant to this Plan. The Executive’s benefit will be reduced only to the extent that the reduction in any cash payments due to the Executive is insufficient to reduce or eliminate Excess Parachute Payment as described in this Section. The Executive’s Non-Grandfathered SERP Benefit (if any) shall be reduced if required by this section before any Grandfathered SERP Benefit is reduced.
Section 6.4 Establishment of Trust Fund.
(a)In General. The Plan is intended to be an unfunded, non-qualified retirement plan. However, the Company may enter into a trust agreement with a trustee to establish a trust fund (the “Trust Fund”) and to transfer assets thereto (or cause assets to be transferred thereto), subject to the claims of the creditors of the Employers, pursuant to which some or all of the SERP Benefits and SERP Pre-Retirement Benefits shall be paid. Payments from the Trust Fund shall discharge the Employers’ obligation to make payments under the Plan to the extent that Trust Fund assets are used to satisfy such obligations.
(b)Upon a Change in Control.
(i)	Within thirty (30) business days of the occurrence of a Change in Control, to the extent it has not already done so, the Company shall be required to establish an irrevocable Trust Fund for the purpose of paying SERP Benefits and SERP Pre-Retirement Benefits. Except as described in the following sentence, all contributions to the Trust Fund shall be irrevocable and the Company shall not have the right to direct the trustee to return to the Employers, or divert to others, any of the assets of the Trust Fund until after satisfaction of all liabilities to all of the Executives and their Death Beneficiaries under the Plan. Any assets deposited in the Trust Fund shall be subject to the claims of the creditors of the Employers and any excess assets remaining in the Trust Fund after satisfaction of all liabilities shall revert to the Company.
(ii)	In addition to the requirements described in paragraph (a) above, the Trust Fund which becomes effective on the Change in Control shall be subject to the following additional requirements:
(1)	the trustee of the Trust Fund shall be a third party corporate or institutional trustee;
(2)	the Trust Fund shall satisfy the requirements of a grantor trust under the Code; and
(3)	the Trust Fund shall automatically terminate (A) in the event that it is determined by a final decision of the United States Department of Labor (or, if an appeal is taken therefrom, by a court of competent jurisdiction) that by reason of the creation of, and a transfer of assets to, the Trust, the Trust is considered “funded” for purposes of Title I of ERISA or (B) in the event that it is determined by a final decision of the Internal Revenue Service (or, if an appeal is taken therefrom, by a court of competent jurisdiction) that (I) a transfer of assets to the Trust is considered a transfer of property for purposes of Code Section 83 or any successor provision thereto, or (II) pursuant to Code Section 451 or 409A or any successor provision thereto, amounts are includable as compensation in the gross income of a Trust Fund beneficiary in a taxable year that is prior to the taxable year or years in which such amounts would otherwise be actually distributed or made available to such beneficiary by the trustee. Upon such a termination of the Trust, all of the assets in the Trust Fund attributable to the accrued SERP Benefits and SERP Pre-Retirement Benefits shall be immediately distributed to the Executives in proportion to the present value of their vested SERP Benefits and the remaining assets, if any, shall revert to the Company; provided, however, that distributions to the Executives will be made only to the extent and in the manner permitted by the 409A Guidance.
(iii)	Within five (5) days following establishment of the Trust Fund, the Company shall transfer (or cause the Employers to transfer) to the trustee of such Trust Fund an amount equal to the equivalent actuarial present value of the SERP Benefits and SERP Pre-Retirement Benefits which have been accrued as of the date of the Change in Control on behalf of all of the Executives under the Plan (using the Actuarial Factors specified in Exhibit A for this purpose).
(iv)	In January of each year following a funding of the Trust Fund pursuant to paragraph (iii) above, the Company shall cause to be deposited in the Trust Fund such additional amount (if any) by which the aggregate equivalent actuarial present value (determined using the Actuarial Factors specified in Exhibit A) of the sum of the SERP Benefits and SERP Pre-Retirement Benefits for all Executives under the Plan as of December 31 of the preceding year exceeds the fair market value of the assets of the Trust Fund as of such date.
(v)	Notwithstanding the foregoing, an Employer shall not be required to make any contributions to the Trust Fund if the Employer is insolvent at the time such contribution is required.
(vi)	The Administrator shall notify the trustee of the amount of SERP Pension Benefits and SERP Pre-Retirement Benefits to be paid to or on behalf of the Executive from the Trust Fund and shall assist the trustee in making distribution thereof in accordance with the terms of the Plan.

(vii)	To the extent any benefits are paid directly by an Employer, the obligation of the Trust to pay such benefits shall be discharged and the Employer may be reimbursed from the assets of the Trust.
(viii)	Notwithstanding any provision of the Plan or the Administrative Document to the contrary, the provisions of this Section 6.4(b) hereof (i) may not be amended following a Change in Control and (ii) prior to a Change in Control may only be amended (A) with the written consent of each of the Executives or (B) if the effective date of such Amendment is at least two (2) years following the date the Executives were given written notice of the adoption of such amendment; provided, however, that this limitation shall not apply to any amendment that is deemed necessary or reasonable (as determined in the sole discretion of the Committee) to comply with the requirements of the 409A Guidance.
Section 6.5 Delay of Payments Subject to Code Section 162(m). The Company may delay the distribution of any amount otherwise required to be distributed under the Plan if, and to the extent that, the Company reasonably anticipates that the Company’s deduction with respect to such distribution otherwise would be limited or eliminated by application of Code Section 162(m). In such event, (1) if any payment is delayed during any year on account of Code Section 162(m), then all payments that could be delayed on account of Code Section 162(m) during such year must also be delayed; (2) such delayed payments must be paid either (i) in the first year in which the Company reasonably anticipates the payment to be deductible, or (ii) the period beginning on the date of the Executive’s Separation from Service and ending on the later of the end of the Executive’s year of separation or the fifteenth (15th) day of the third (3rd) month after such separation; and (3) if payment is delayed to the date of Separation from Service with respect to an Executive who is a Specified Employee, such payment shall commence after such Executive’s Separation from Service on the date immediately following the six (6)-month anniversary of the Separation from Service, or if earlier, on the date of the Executive’s death. Notwithstanding the foregoing, this Section 6.5 shall no longer apply effective December 31, 2020 to the extent this Section 6.5 is inconsistent with any proposed or final regulations issued under Code Section 162(m) or Code Section 409A and on which regulations the Company may reasonably rely as of the date of any potential application of this Section 6.5.

IN WITNESS WHEREOF, Ecolab Inc. has executed this Supplemental Executive Retirement Plan and has caused its corporate seal to be affixed this 16th day of December, 2021.

ECOLAB INC.
(Seal)
		By:	/s/ Laurie M. Marsh
Laurie M. Marsh
EVP Human Resources
Attest:

By:	/s/ Michael C. McCormick
Michael C. McCormick
EVP & General Counsel

EXHIBIT A
ACTUARIAL ASSUMPTIONS
FOR SERP BENEFITS AND
SERP PRE-RETIREMENT BENEFITS

1.Interest Rate:

A.For Lump Sum

The interest rate will be 125% of the ten (10)-year Treasury rate for the month of October preceding the Plan Year (i.e., January 1) (1) in which the retirement or other termination of employment is effective if the SERP Benefit is to commence immediately following such retirement or termination of employment or (2) in which the distribution becomes payable if the payment is to be deferred.

B.Annual Installments

Same as for lump sum.

C.General Actuarial Equivalence

7.5% except as provided in item 4 below.

2.Mortality – General Actuarial Equivalence

1971 Group Annuity Table.

3.Annuity Values Weighted - General Actuarial Equivalence

75% male, 25% female.

4.Early Commencement:

If payment is in the form of a single lump sum, the lump sum amount shall be based on the lump sum interest rate defined in item 1 above, and the “early retirement benefit” immediate annuity amount as determined under Section 3.3(a)(ii) or 3.3(b)(i).

A-1

EXHIBIT B
PRIMARY SOCIAL SECURITY BENEFITS

(A)For purposes of the Plan, an Executive’s monthly primary social security benefit is the estimated social security benefit amount, under the Old Age and Survivors Insurance Benefit Act of the United States in effect on the first day of the calendar year during which the Executive terminates employment, which the Executive is receiving, or would be entitled to receive, commencing at his attainment of age 65, whether or not he applies for, or actually receives, such benefits.

(B)The amounts determined under section (A) hereof shall be based upon the following assumptions:

(1)except as otherwise provided in Subsection (5) hereof, the Executive is assumed to have participated in social security starting at the later of age 22 or January 1, 1951;
(2)except as otherwise provided in Subsection (5) hereof, the Executive’s compensation on which his social security benefit is based shall be assumed to be that resulting from applying a decrease for years prior to the mid-year of the years on which the Executive’s Final Average Compensation is based, and an increase for years following such mid-year, at the same rates as the national average total wages for adjusting earnings as used in computing social security benefits, as published by the Social Security Administration for each such year, with the rate for the last published year being used for any years subsequent to such last published year;
(3)except as otherwise provided in Subsection (5) hereof, the taxable wage base, the factors for indexing wages, and the table or formula used to determine the estimated monthly primary social security benefit amount will be assumed to remain constant following the Executive’s termination of employment;
(4)except as otherwise provided in Subsection (5) hereof, for an Executive whose employment terminates prior to his attainment of age 65, it shall be assumed that he earned no compensation from the date of termination of his employment to his attainment of age 65;
(5)for an Executive whose benefit is based, in whole or part, upon the continuing accrual of Years of Benefit Service during the period of his Disability, it shall be assumed that, during the period for which he accrues Years of Benefit Service under those sections, he continued to earn Annual Compensation at the same rate as during the Plan Year in which he became Disabled; provided, however, that, in the event the Executive is receiving, or is entitled to receive, a primary social security disability benefit, the amount of such benefit shall be deemed to be his “primary social security benefit” for purposes of the Plan, in lieu of the amount otherwise determined under this Exhibit B;

B-1

(C)an Executive who, for any reason, is not a participant in the United States social security benefit program shall be deemed to participate fully in such program for purposes of determining the Executive’s primary social security benefit.

(D)An Executive’s primary social security benefit may be determined by reference to a schedule based upon pay brackets, provided such schedule is prepared in accordance with the foregoing provisions of this Exhibit B.

B-2

EXHIBIT C
SAVINGS PLAN BENEFIT

The Savings Plan Benefit shall be one-twelfth (l/12th) of the annual benefit, determined by the Administrator, that would be provided by Employer Contributions to the Ecolab Savings Plan (formerly the EL Thrift Plan) (hereafter the “Savings Plan”) made on or prior to July 1, 1994, if the Executive’s benefit under the Savings Plan as of July 3, 1994 were paid commencing at the Executive’s attainment of age 65 on a straight life annuity basis (based on an interest rate of 4.25% and the 1984 Unisex Pension Mortality Table shifted forward one year) and assuming (1) that the Employers contributed to the Savings Plan on the Executive’s behalf from (a) the later of January 1, 1977 or the date of the Executive’s first eligibility for participation in the Savings Plan until (b) the earlier of the Executive’s Retirement or July 1, 1994, an annual amount equal to three percent (3%) of the Executive’s actual Annual Compensation; provided, however, that the three percent (3%) shall be reduced by the amount, if any, which could not be contributed in each year by reason of the maximum contributions limitations of Code Section 415 and the maximum compensation limitations of Code Section 401(a)(17), and (2) that such Employer contributions to the Savings Plan on behalf of the Executive accumulated earnings at an annual rate of eight percent (8%) for all periods prior to January 1, 1991, and for each calendar year thereafter until the earlier of the Executive’s attainment of age 65 or December 31, 1993, at an interest rate established annually by the Administrator based on the PBGC’s immediate annuity rate as of the December 31 of the immediately preceding year, and for the period from January 1, 1994 until the attainment of age 65, at an interest rate of 4.25% (the December 1993 PBGC immediate rate).

C-1